Exhibit 99.1

       Rock-Tenn Company Announces Appointment of New Director

    NORCROSS, Ga.--(BUSINESS WIRE)--Nov. 20, 2007--Rock-Tenn Company (NYSE: RKT) announced today that on November 20, 2007, the board of directors of the Company appointed Robert M. Chapman as a director of the Company. Mr. Chapman's appointment fills a newly created seat on the Company's board of directors. Mr. Chapman, 54, has served as Chief Operating Officer of Duke Reality Corporation, a real estate development company, since August 2007, Senior Executive Vice President of Real Estate Operations of Duke Realty from August 2003 through July 2007 and Regional Executive Vice President for Duke Realty's Southeast Region from 1999 through July 2003.

    Rock-Tenn Company Chairman and Chief Executive Officer James A. Rubright stated, "We are extremely pleased that Bob has joined our board of directors. His extensive financial and business experience and strategic vision will serve us well in his service as a member of our board."

    Rock-Tenn Company provides a wide range of marketing and packaging solutions to consumer products companies at low costs, with annual net sales of approximately $2.3 billion and operating locations in the United States, Canada, Mexico, Chile and Argentina. The Company is one of North America's leading manufacturers of packaging products, merchandising displays and bleached and recycled paperboard.

    CONTACT: Rock-Tenn Company
             Investor Relations Department, 678-291-7900